FXCM Reports Monthly Metrics

Retail Customer Trading Volume of $938 billion for Q2/2011 -Highest in FXCM History

NEW YORK, NY, July 14, 2011 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for June 2011 for its retail and institutional foreign exchange business. Monthly activities included:

June 2011

Retail Trading Metrics

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Retail customer trading volume(1) of $317 billion in June 2011, 3% lower than May 2011 and 10% higher than June 2010. Retail customer trading volume for the second quarter 2011 was $938 billion, the highest in FXCM history and 14% higher than first quarter 2011 and 14% higher than second quarter 2010. Volume from referring brokers and white labels was 57% of total retail trading volume in the second quarter 2011.

•	Average retail customer trading volume(1) per day of $14.4 billion in June 2011, 3% lower than May 2011 and 10% higher than June 2010.

•	An average of 363,557 retail client trades per day in June 2011, no significant change from May 2011 and 13% higher than June 2010.

~~•~~	Tradeable accounts(3) of 171,138 as of June 2011, an increase of 3,294, or 2%, from May 2011, and an increase of 5,851,or 4%, from June 2010.

Institutional Trading Metrics

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Institutional customer trading volume(1) of $72 billion in June 2011, 10% lower than May 2011 and 8% higher than June 2010. Institutional volume for the second quarter 2011 was $214 billion, the second highest in FXCM history and 2% lower than the record first quarter 2011 and 7% higher than second quarter 2010.

•	Average institutional trading volume(1) per day of $3.3 billion in June 2011, 10% lower than May 2011 and 8% higher than June 2010.

•	An average of 7,263 institutional client trades per day in June 2011, 16% lower than May 2011 and 100% higher than June 2010.

“I am pleased to see our strategy producing solid results in our operating metrics,” said Drew Niv, President and CEO of FXCM. “We believe we are well positioned to continue to capitalize on growing interest in foreign exchange and FXCM’s agency model, which we believe differentiates us from our competition.”

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.  FXCM undertakes no obligation to publicly update or review previously reported operating data.  Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

 (2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com